SECOND AMENDMENT TO
CARRY AND EARNING AGREEMENT
by and between

ENCANA OIL & GAS (USA) INC.
a Delaware corporation

and

NWN Gas Reserves LLC
an Oregon limited liability company

TABLE OF CONTENTS
SECTION 1.EXHIBITS    2
SECTION 2.DEFINITIONS    2
SECTION 3.ADJUSTMENT TO LEASEHOLD INTERESTS    5
SECTION 4.TERMINATION OF OBLIGATION TO FUND AND
DRILL CARRY WELLS    7
SECTION 5.SALE OF ENCANA’S INTERESTS IN THE PROPERTY    8
SECTION 7.ADDITIONAL COVENANTS, TERMS AND CONDITIONS    14
SECTION 8.GAS GATHERING AND PROCESSING SERVICES, MARKETING    15
SECTION 9.TAX MATTERS    16
SECTION 10.NOTICES    18
SECTION 11.ENTIRE AGREEMENT    19
SECTION 12.GOVERNING LAW; VENUE FOR DISPUTES    19
SECTION 13.AMENDMENTS; WAIVER    19
SECTION 14.PUBLIC ANNOUNCEMENTS    19
SECTION 15.SEVERABILITY    19
SECTION 16.MUTUALITY    20
SECTION 17.WAIVER OF SPECIFIED DAMAGES    20
SECTION 18.FURTHER ASSURANCES    20
SECTION 19.RULES OF CONSTRUCTION; CONFLICTS    20
SECTION 20.COUNTERPART EXECUTION    21

SECOND AMENDMENT TO CARRY AND EARNING AGREEMENT
This SECOND AMENDMENT TO CARRY AND EARNING AGREEMENT (this “Amendment”) dated and effective as of March 7, 2014 (the “Effective Date”) is by and between ENCANA OIL & GAS (USA) INC., a Delaware corporation (“Encana”) with an address of 370 17th Street, Suite 1700, Denver, Colorado 80202, and NWN GAS RESERVES LLC, an Oregon limited liability company (“NWN GR”) with an address of 220 NW Second Avenue, Portland, Oregon 97209-3991. Encana and NWN GR shall be referred to in this Amendment, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

A.Encana and Northwest Natural Gas Company, an Oregon corporation, (“NWN”) entered into the Carry and Earning Agreement dated and effective as of May 1, 2011, as first amended by a Letter Agreement dated March 22, 2011, concerning oil and gas Leasehold Interests in the “Updip Area” and the “Downdip Area,” as both are fully described in attached Exhibit A (collectively, the “Property”), within the Jonah Field in Sublette County, Wyoming, relating to further development of the Leases.
B.NWN subsequently transferred its entire interest in the Carry and Earning Agreement and the Property to NWN GR pursuant to the Agreement for Assignment of Carry and Earning Agreement dated January 17, 2013.
C.As of the Effective Date, (i) Encana has spudded seventy-two (72) of the one hundred and two (102) Net Carry Wells to be drilled under the Carry and Earning Agreement, (ii) NWN and NWN GR have participated in the further development of the Leases by paying a portion of the costs incurred by Encana associated with the drilling and completion of these Net Carry Wells on the Property, and (iii) Encana, upon performance of its obligations under Section 3.2 of this Amendment, shall have assigned the corresponding oil and gas Leasehold Interests.
D.Pursuant to the Carry and Earning Agreement and the Operating Agreement the Parties agreed to treat the rights and obligations under the Carry and Earning Agreement with respect to themselves and the Property as a partnership for federal income tax purposes (the “Tax Partnership”), governed by Exhibit G to the Operating Agreement, and have prepared and filed all federal income tax and other relevant tax returns, reports and filings consistent with that treatment since the effective date of the Carry and Earning Agreement.
E.Encana is currently considering the possible sale of its interests in the Property and wishes to terminate the provisions of the Carry and Earning Agreement regarding the drilling of future Net Carry Wells.
F.The Parties desire to enter into this Amendment to amend their rights and obligations with respect to exploration and development of the Property under the Carry and Earning Agreement, adjust their respective interests in Updip Carry Wells, Existing Wells and the Leases in the Updip Area, and address the Parties’ rights and obligations in connection with a possible third party sale of all of Encana’s interest in the Property.
AGREEMENT

IN CONSIDERATION OF ONE HUNDRED DOLLARS ($100) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
Section 1.EXHIBITS
The following Exhibits are attached to this Amendment and shall be considered part of this Amendment:
(i)    Exhibit A - Property (with the Updip Area and Downdip Area described and also depicted on a map)
(ii)    Exhibit B-1 - Form of Amendment Assignment and Stipulation of Interest
(iii)    Exhibit B-2 - Form of Section 33 Adjustment Assignment and Stipulation of Interest
(iv)    Exhibit B-3 - Form of Section 34 Adjustment Assignment and Stipulation of Interest
(v)    Exhibit C - Tube Lowering Project Schedule
Section 2.DEFINITIONS
All capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the C&E Agreement. The following terms shall have the following meanings:
2.1    “2014 Reserve Report” shall mean the “Summary Projection of Gas Reserves as of 12/31/2013” spreadsheet report with a run date of 2/12/2014 prepared for the Parties by NSAI based on historical production and known future changes to operations. The term “2014 Reserve Report” in this Amendment shall not include nor refer to any prior or subsequent reserve reports prepared by Encana or any other Person.
2.2    “Amended Gathering Agreement” shall mean that Second Amended and Restated Gas Gathering Agreement between Enterprise Jonah Gas Gathering Company, a Wyoming general partnership, and Encana dated September 30, 2012 but effective as of September 1, 2012, as amended by that First Amendment to Second Amended and Restated Gas Gathering Agreement dated November 14, 2012 but effective as of September 1, 2012.
2.3    “Amended Processing Agreement” shall mean that Second Amended and Restated Gas Processing Agreement between Enterprise Gas Processing, LLC, a Delaware limited liability company, and Encana dated September 30, 2012 but effective September 1, 2012, as amended by that First Amendment to Second Amended and Restated Gas Processing Agreement dated November 14, 2012 but effective as of September 1, 2012.
2.4    “Amendment” has the meaning set forth in the first paragraph of this Amendment.
2.5    “Adjustment Assignments and Stipulations of Interest” shall mean the Section 33 Adjustment Assignment and Stipulation of Interest attached to this Amendment as Exhibit B-2 and the Section 34 Adjustment Assignment and Stipulation of Interest attached to this Amendment as Exhibit B-3.
2.6    “Amendment Assignment and Stipulation of Interest” shall mean the Amendment Assignment and Stipulation of Interest attached to this Amendment as Exhibit B-1.
2.7    “Burdens” has the meaning set forth in Section 5.1(vi)(b) of this Amendment.
2.8    “C&E Agreement” shall mean the Carry and Earning Agreement dated and effective as of May 1, 2011, as first amended by a Letter Agreement dated March 22, 2011, entered into by Encana and NWN, but now between Encana and NWN GR, including the Letter Agreements dated October 3, 2013 and December 3, 2013 between the Parties regarding the plugged and abandoned Stud Horse Butte 46-16 Carry Well.
2.9    “Closing” shall mean the closing of Encana’s sale of its interests in the Property.
2.10    “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.11    “Downdip Area” has the meaning set forth in the first Recital above.
2.12    “Effective Date” has the meaning set forth in the first paragraph of this Amendment.
2.13    “Encana” has the meaning set forth in the first paragraph of this Amendment.
2.14    “Enterprise” has the meaning set forth in Section 5.1(iv) of this Amendment.
2.15    “Loss” has the meaning set forth in Section 8.2 of this Amendment.
2.16    “Marketing Agreement” shall mean that Natural Gas Marketing Agreement dated and effective May 1, 2011, and executed by NWN and Encana. The Marketing Agreement is attached to the Operating Agreement as Exhibit “H”, and NWN assigned its interest in the Marketing Agreement to NWN GR in the Agreement for Assignment of Carry and Earning Agreement dated January 17, 2013.
2.17     “Material Adverse Effect” shall mean any material and adverse effect on the ability of Encana to perform its obligation under the C&E Agreement, this Amendment, the Adjustment Assignments and Stipulations of Interest, and the Operating Agreement.
2.18    “Maximum Projected Daily Production” shall be equal to the maximum projected daily Gas production from or attributable to NWN GR’s Leasehold Interests in the Property following the date NWN GR elects to take its Gas in-kind based on the assumptions that (i) in each month following such date two (2) additional wells are drilled and completed in proved undeveloped reserves, as designated in the 2014 Reserve Report, in the Updip Area (starting such assumed drilling in Section 34, then assuming drilling in Section 33, and finally assuming drilling in Section 32) until a total of thirty (30) such wells have been spudded, drilled, and completed after March 7, 2014, and (ii) the covenant set forth in Section 7.1 of this Amendment is performed, all as calculated by the Parties’ third-party reserve engineer using the Parties’ forecast forward price curve.
2.19    “NWN” has the meaning set forth in the first Recital above.
2.20    “NWN GR” has the meaning set forth in the first paragraph of this Amendment.
2.21    “NSAI” shall mean Netherland, Sewell & Associates, Inc.
2.22    “Operating Agreement” shall mean the Model Form Operating Agreement dated and effective May 1, 2011, and executed by NWN and Encana. The Operating Agreement is attached to the C&E Agreement as Exhibit C, and NWN has assigned its interest in the Operating Agreement to NWN GR in the Agreement for Assignment of Carry and Earning Agreement dated January 17, 2013.
2.23    “Operator” shall mean the Operator under the Operating Agreement.
2.24    “Party” and “Parties” have the meaning set forth in the first paragraph of this Amendment.
2.25    “Property” shall mean that certain real property described in Exhibit A to this Amendment.
2.26    “Tax” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by the United States or any state, county, or city, or any political subdivision within the United States or taxing authority, including, without limitation: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; (iv) customs’ duties, tariffs, and similar charges; (v) any obligations under any agreements or arrangements with respect to Taxes described in this definition; and (vi) any transferee liability in respect of Taxes described in the preceding provisions of this definition or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise. Grammatical variations of the term “Tax”, including without limitation “taxable” or “taxing”, shall have correlative meetings.
2.27    “Tax Partnership” has the meaning set forth in the fourth Recital above.
2.28    “Tax Positions” has the meaning set forth in Section 9.1 of this Amendment.
2.29    “Tax Returns” shall mean all income, excise, sales, unemployment, employer and employee withholding, social security, occupation, franchise, and other Tax returns or Tax information returns, filings or reports required by applicable Tax law, including any attachments and any amendments to any such returns, filings or reports.
2.30    “Updip Area” has the meaning set forth in the first Recital above.
Section 3.ADJUSTMENT TO LEASEHOLD INTERESTS
3.1    Costs of Carry Wells. Encana acknowledges and agrees that, as of the date the Parties execute this Amendment, NWN and NWN GR collectively have paid the NWN Share for each of the seventy-two (72) Net Carry Wells spudded pursuant to the C&E Agreement. Encana shall return the unspent $1,048,664.00 of the NWN Share for the Stud Horse Butte 46-16 Carry Well to NWN GR via wire transfer upon execution of this Amendment, but Encana shall have no obligation to return to NWN GR any Unspent NWN Share for any other Carry Well.
3.2    NWN GR’s Leasehold Interest Earned Before This Amendment.
(i)    Updip Area. Under the C&E Agreement, NWN GR’s undivided Leasehold Interest in the sections that comprise the Updip Area, including under an Amendment Assignment and Stipulation of Interest in the form attached to this Amendment as Exhibit B-1 that the Parties shall execute concurrently with this Amendment, but before giving effect to Section 3.3 of this Amendment, is as set forth below:

	Leasehold Interest	Net Revenue Interest	As of
Section 32:	45.00%	35.30811645%	November 1, 2012
Section 33:	32.488%	25.4908908300%	February 1, 2014
	37.288%	29.2570899200%	March 1, 2014
	40.888%	32.0817392300%	April 1, 2014
Section 34:	0%	0%	Effective Date
The Parties shall also execute the federal assignment forms to transfer the applicable operating rights provided for in the Amendment Assignment and Stipulation of Interest. For the avoidance of doubt, Encana’s and NWN GR’s respective rights and obligations under the Amendment Assignment and Stipulation of Interest are otherwise the same as those under each Assignment and Stipulation of Interest executed pursuant to the C&E Agreement.
(ii)    Downdip Area. For all Downdip Carry Wells spudded before the Effective Date but for which the Parties have not executed a Wellbore Assignment before the Effective Date, the Parties shall, concurrent with the execution of this Amendment, execute a Wellbore Assignment as provided in Section 3.4 of the C&E Agreement, effective with respect to each such Downdip Carry Well as set forth in Section 3.4 of the C&E Agreement. The Parties shall also execute the federal/state assignment forms to transfer the applicable operating rights provided for under this Section 3.2(ii). For the avoidance of doubt, Encana’s and NWN GR’s respective rights and obligations under the Wellbore Assignment provided for in this Section 3.2(ii) are otherwise the same as those under each Wellbore Assignment executed pursuant to the C&E Agreement.
(iii)    Recording and Filing. Encana shall promptly and in all circumstances before the Closing (a) cause the Amendment Assignment and Stipulation of Interest executed pursuant to Section 3.2(i) of this Amendment and the Wellbore Assignment executed pursuant to Section 3.2(ii) of this Amendment to be placed of record in the official records of the County Clerk and Recorder in Sublette County, Wyoming to effect the assignments, and (b) file the executed federal/state assignment forms in the appropriate BLM or Wyoming Office of State Lands and Investments office on behalf of NWN GR. Prior to Closing, Encana shall provide a copy of the recorded Amendment Assignment and Stipulation of Interest and Wellbore Assignment to NWN GR.
3.3    Adjustment to NWN GR’s Earned Leasehold Interest in the Updip Area.
(i)    Updip Area. Concurrent with the execution of this Amendment, the Parties shall execute Adjustment Assignments and Stipulations of Interest in the forms attached as Exhibit B-2 and Exhibit B-3 adjusting NWN GR’s undivided Leasehold Interests in the sections that comprise the Updip Area to be as set forth below:

	Leasehold Interest	Net Revenue Interest	As of
Section 32:	45.00%	35.30811645%	November 1, 2012
Section 33:	45.00%	35.30811645%	April 1, 2014
Section 34:	49.00%	37.81942549%	April 1, 2014
The Parties shall also execute the federal assignment forms to transfer the applicable operating rights provided under this Section 3.3(i) to NWN GR. For the avoidance of doubt, Encana’s and NWN GR’s respective rights and obligations under the Adjustment Assignments and Stipulations of Interest are otherwise the same as those under each Assignment and Stipulation of Interest executed pursuant to the C&E Agreement, except that Encana’s representations and warranties in Section 6 of this Amendment apply rather than the representations and warranties in Section 6 of the C&E Agreement.
(ii)    Recording and Filing. Encana shall promptly and in all circumstances before the Closing (a) cause the Adjustment Assignments and Stipulations of Interest executed pursuant to Section 3.3(i) of this Amendment to be placed of record in the official records of the County Clerk and Recorder in Sublette County, Wyoming to effect the assignment and shall provide a copy of the recorded Adjustment Assignments and Stipulations of Interest to NWN GR, and (b) file the executed federal assignment forms in the appropriate BLM office on behalf of NWN GR.
(iii)    Release and Waiver. Upon Encana’s performance of all of its obligations under Section 5.1(ii) of this Amendment, NWN GR releases and waives any claim against Encana for any loss or damage related to, based upon, or arising in connection with the condition of or remaining recoverable reserves attributable to the Property at any time on or prior to the Effective Date.
3.4    Assumption of Certain Obligations. Subject to the other provisions of this Amendment and the C&E Agreement, NWN GR shall not assume and shall not take title to any interest in the Property from Encana subject to any obligation not listed on the Disclosure Statement made under the C&E Agreement. To the extent such obligations are found to exist, Encana and NWN GR shall take such actions as are necessary to provide NWN GR with the full benefit of the transactions contemplated by this Amendment as if such obligation did not exist.

Section 4.	TERMINATION OF OBLIGATION TO FUND AND DRILL CARRY WELLS
4.1    Termination of Obligation to Fund and Drill Carry Wells. Pursuant to Section 14.1(i) of the C&E Agreement, Encana and NWN GR agree that the obligation to fund and drill Carry Wells and Post-Carry Wells under the C&E Agreement shall terminate upon the Effective Date, provided that all Carry Wells spudded prior to the Effective Date shall be funded and drilled, completed and equipped as set forth in, and shall be subject to, the C&E Agreement.
4.2    Effect of Termination of Obligation to Fund and Drill Carry Wells. The provisions of the C&E Agreement specified in Section 14.2 of the C&E Agreement to terminate upon termination of the obligation to fund and drill Carry Wells (specifically, Section 3, Section 4, Section 6.1(iv), Section 6.1(v), Section 6.2 (except Sections 6.2(iv) and 6.2(xi)), Section 8 (except Section 8.5-8.7), Section 15.2, Section 16, Section 17, Section 21, and Section 24 of the Carry and Earning Agreement) shall have no further force and effect as of the Effective Date, provided that (i) Section 8.3 shall not terminate until Encana has performed its obligations set forth in Section 5.1(ii)(a)-(b), and (ii) pursuant to Section 14.2 of the C&E Agreement the remainder of the C&E Agreement shall continue in full force and effect until all Carry Wells and all wells in the Updip Area have been plugged and abandoned and those portions of the Property reclaimed in accordance with applicable law, including but not limited to Environmental Laws.
4.3    NWN GR’s Potential Participation in the Further Development of Other Oil and Gas Leases with Encana. The Parties have agreed in this Amendment to not fund and drill some of the Net Carry Wells called for under the C&E Agreement, and, in addition, there was Unspent NWN Share in connection with some of the Net Carry Wells that were funded and drilled under the C&E Agreement. Encana and NWN GR agree to cooperate with each other in a good faith effort to identify potential opportunities for NWN GR to invest such uninvested sums in a drilling program with Encana in another field in which Encana, now or in the future, holds oil and gas leases, including without limitation in the Piceance Basin in Colorado, under similar terms as the C&E Agreement, provided that each Party fully reserves the right, in its full discretion, not to pursue any such opportunity if its associated terms are not acceptable to the Party. Encana’s obligation under this Section 4.3 is personal to Encana, and Encana shall not assign this obligation to any third-party, including a party that acquires all of Encana’s interests in the Property.

Section 5.	SALE OF ENCANA’S INTERESTS IN THE PROPERTY
5.1    Sale of Encana’s Interests in the Property. In the event that Encana determines to proceed with a sale of all of its interests in the Property, the following provisions shall govern such sale, but do not otherwise limit the Parties’ respective rights and obligations under the C&E Agreement:
(iv)    Prior to the Closing, Encana shall provide the acquiring party with a complete copy of the C&E Agreement;
(v)    Prior to the Closing, Encana shall do the following:
(a)    Perform all of its obligations under Section 3.2(iii) and Section 3.3(ii) of this Amendment;
(b)    Perform all of its recording and filing obligations under Section 3.4 and Section 3.5 of the C&E Agreement with respect to assignments for all Carry Wells for which Rig Release occurred on or after June 1, 2013;
(c)    Provide NWN GR with copies of the recorded assignments referenced in Section 5.1(ii)(b) of this Amendment; and
(d)    Provide NWN GR with written confirmation that the federal/state assignment forms associated with the assignments referenced in Section 5.1(ii)(b) of this Amendment and the federal/state assignment forms referenced in Section 3.2 and Section 3.3 of this Amendment have been filed with the appropriate BLM or Wyoming Office of State Lands and Investments office;
(vi)    Encana shall provide NWN GR with advance written notice of the date on which the Closing is to occur;
(vii)    At or within a reasonable period of time following the Closing, Encana shall assign all of its rights and obligations with respect to the Amended Gathering Agreement and the Amended Processing Agreement, to the acquiring party, provided that if such assignments do not occur at the Closing, (1) prior to the Closing Encana must have provided NWN GR with written agreement(s) from Enterprise Jonah Gas Gathering Company and Enterprise Gas Processing, LLC (collectively, “Enterprise”) ensuring that, notwithstanding the lack of such assignments at the Closing, Enterprise will provide Services for NWN GR’s Gas under the Amended Gathering Agreement and the Amended Processing Agreement from and after the Closing, (2) Encana shall remain obligated to perform Sections 10.1 and 10.2 of the C&E Agreement until such assignments occur, and (3) if, for any reason associated with the lack of such assignments, Enterprise interrupts or suspends the receipt or delivery of NWN GR’s Gas under the Amended Gathering Agreement and the Amended Processing Agreement, such interruption or suspension shall not be a “Force Majeure Event” under the C&E Agreement;
(viii)    Promptly following the Closing, Encana shall provide NWN GR with a copy of the signed document in which the acquiring party expressly agrees to assume and perform all of Encana’s obligations under the C&E Agreement, as amended, as provided in Section 13(i) of the C&E Agreement;
(ix)    NWN GR shall not unreasonably withhold consent to the transfer of Encana’s interest in the Marketing Agreement to the acquiring party under Section 6 of the Marketing Agreement provided that NWN GR receives reasonable assurance from the acquiring party as to its ability to market or cause to be marketed NWN GR’s Gas from the Property. In the event that NWN GR fails or refuses to consent to the transfer of Encana’s interest in the Marketing Agreement, (a) Operator shall promptly, on a daily basis, inform Encana of all “Scheduled Nominations” under Section 13 of the Amended Processing Agreement of NWN GR’s Gas in order to facilitate Encana’s marketing and sale of NWN GR’s Gas, and (b) given that the acquiring party shall be obligated to pay all royalties and other burdens and severance and other taxes on NWN GR’s Gas (collectively, “Burdens”) under Section 10.3 of the C&E Agreement and the last sentence of Article XVI.E of the Operating Agreement, Encana shall pay the index-proceeds from the sale of NWN GR’s Gas to the acquiring party without any deduction under Section 2 of the Marketing Agreement, and the acquiring party shall then pay to NWN GR the index-proceeds minus the paid Burdens; and
(x)    For the avoidance of doubt, NWN GR may file a financing statement to perfect to its first and prior lien and security interest in the acquiring party’s interest in personal property and fixtures, provided such filing is done in compliance with Section 5.1 of the C&E Agreement and Article VII.B and Article XVI.L of the Operating Agreement.
Section 6.Representations, Warranties and Agreements
6.1    Representations and Warranties. Each Party, with respect to itself only, represents and warrants to the other Party the following, as of the Effective Date:
(i)    Existence. Each Party is duly organized, validly existing and in good standing under the applicable laws of the State of its incorporation or formation, and is qualified to do business and is in good standing in the State of Wyoming and in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect on its ability to execute, deliver and perform the C&E Agreement, this Amendment, and the other agreements contemplated in the C&E Agreement and this Amendment.
(ii)    Power. Each Party has all requisite power and authority to (a) own, lease or operate its assets and properties and to carry on the business as now conducted, and (b) enter into and perform its obligations under this Amendment and to carry out the transactions contemplated by this Amendment.
(iii)    Authority. Each Party has taken (or caused to be taken) all acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance by such Party of this Amendment and the other agreements contemplated in this Amendment. This Amendment has been duly executed and delivered by each Party and constitutes the valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity. The execution, delivery and performance of this Amendment by each Party does not and will not (a) conflict with, or result in any violation of or constitute a breach or default (with notice or lapse of time, or both) under (1) any provision of the organizational documents of such Party, or (2) any applicable statute, law, rule, regulation, order, writ, judgment, decree, agreement, instrument or license applicable to such Party, except as would not have a Material Adverse Effect, or (b) except for filings with the OPUC and filings with the U.S. Securities and Exchange Commission, require the submission of any notice, report, consent or other filing with or from any Governmental Authority or third persons, other than such consents as are customarily obtained after assignment of an interest similar to the Adjustment Assignments and Stipulations of Interest.
(iv)    Pending Matters. There are no actions, suits or proceedings by a third party or a Governmental Authority pending or, to such Party’s knowledge, threatened against a Party which if decided unfavorably to such Party could have a Material Adverse Effect on the ability of such Party to execute, deliver or perform the C&E Agreement or this Amendment or could materially affect its title to, or ownership or operation of the Property.
(v)    Broker Fee. No Party has incurred any obligation or liability, contingent or otherwise, (or taken any action) for any fee payable to a broker or finder with respect to the matters provided for in this Amendment or the other agreements contemplated in this Amendment which could be attributable to or charged to the other Party. Each Party shall indemnify, defend and hold harmless the other Party from any claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees in the event the prior sentence should be or become untrue as to such Party.
(vi)    Enforceability. This Amendment has been duly executed and delivered by each Party. This Amendment and the Adjustment Assignments and Stipulations of Interest will constitute, on the date of their respective executions, the legal, valid and binding acts and obligations of each Party, enforceable against each Party in accordance with its terms, subject, however, to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and to general principles of equity.
(vii)    No Conflicts. Encana’s execution, delivery and performance of this Amendment and the Adjustment Assignments and Stipulations of Interest, and NWN GR’s execution, delivery and performance of this Amendment will not (a) result in a breach of or constitute a default under any Lease or any agreement binding or affecting the Leasehold Interests, any indenture, bank loan, credit agreement or farmout agreement, program agreement or operating agreement, or any other material agreement or instrument to which either Encana or NWN GR is a party or by either Party or its respective properties may be currently bound or affected, (b) cause either Party to become obligated to, or to offer to, prepay, redeem or purchase any indebtedness, or (c) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance upon or of any of the properties or assets of either Party (including the Leasehold Interests). Neither Party is in default under any order, writ, judgment, decree, determination, indenture, agreement or instrument in any manner that now or in the future could reasonably be expected to have a Material Adverse Effect.
(viii)    Governmental Approvals and Filings. Except for approvals by Governmental Authorities that are customarily obtained after execution of the respective document, filings with the OPUC, and filings with the U.S. Securities and Exchange Commission, no authorization, consent, approval, license or exemption of, and no filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary for the valid execution and delivery by either Party of, or the performance by either Party of its respective obligations under this Amendment or the Operating Agreement that has not been obtained or performed or the period for objection expired.
6.2    Representations and Warranties of Encana. Encana represents and warrants to NWN GR, and to any mortgagee or beneficiary under a deed of trust given by NWN GR, the following, as of the Effective Date:
(i)    Disclosure. Taken as a whole, and to the best of Encana’s knowledge based upon commercially reasonable inquiry, none of the information that Encana provided to NSAI which would reasonably be used by NSAI in its preparation of the 2014 Reserve Report contains an untrue statement of a material fact or omits to state any material fact. The actions of Encana in furnishing information to NWN GR in connection with the transactions described in this Amendment do not and will not violate any duty owed by Encana to any Person to which such information relates or any obligation of Encana under any existing agreement, document, or instrument.
(ii)    Lessee Qualification. Encana is qualified pursuant to federal and state law, as applicable, to own and operate federal and state oil and gas leases in the State of Wyoming, and is in good standing with, authorized by, and qualified with all Governmental Authorities with jurisdiction over operations on such oil and gas leases, to the extent Encana is required by such Governmental Authorities to so qualify and maintain good standing.
(iii)    Status of Leases. The Leases are in full force and effect, are valid and subsisting and cover the entire estate which they purport to cover. Encana is not aware of any material alleged or actual default under any contract or agreement pertaining to the Property, including without limitation the Basic Contracts. No party to any Lease has given to Encana or threatened to give notice of any action to terminate, cancel, rescind or procure judicial reformation of any Lease or of any provision thereof.
(iv)    Marketable Title. Encana represents and warrants that it holds Marketable Title to the Leasehold Interests as shown on Exhibit A-1 to the C&E Agreement sufficient to convey to NWN GR the percentages of the working interest and Net Revenue Interest in the Leasehold Interests provided in Section 3.3 of this Amendment, provided that this warranty is personal to NWN GR and may not be conveyed by NWN GR. Encana owns good title to the Assets, free and clear of any encumbrances, liens or security interests other than Permitted Encumbrances.
(v)    Consents, Preferential Rights and Required Notices. All consents and approvals necessary to permit the valid conveyance by Encana of the Leasehold Interests and execution and delivery of this Amendment and the Adjustment Assignments and Stipulations of Interest have been obtained (or deemed obtained, due to the time for exercising such preferential rights having expired). Waivers of all preferential purchase rights affecting Encana’s right, title and interest in the Leasehold Interests have been obtained. All advance notifications required to be given to third parties of the transactions contemplated in this Amendment and the Adjustment Assignments and Stipulations of Interest necessary to permit the valid conveyance to NWN GR of the Leasehold Interests and execution and delivery of this Amendment and the Adjustment Assignments and Stipulations of Interest have been timely and properly given.
(vi)    Operations. Neither the Existing Wells nor the Carry Wells are subject to any third-party operating agreements.
(vii)    Commitments to Contracts.
(a)    No third party has any right to purchase from Encana any natural gas from the Property (including any call, right of first refusal or preferential right to purchase) that does not terminate within one month or is not terminable by Encana without penalty on notice of one month or less;
(b)    Except for the Operating Agreement, neither the Leasehold Interests nor the Gas attributable to the Leasehold Interests are subject, committed, or dedicated to any joint operating, unitization, pooling, communitization or area of mutual interest agreement; and
(c)    Neither the Leasehold Interests nor the Gas attributable to the Leasehold Interests are subject, committed, or dedicated to any contract that will or could reasonably be expected to prevent or interfere with the ownership, exploration, development, operation, maintenance or use of any of the Leasehold Interests in accordance with prudent industry practices or in accordance with the manner in which such Leasehold Interest is currently being owned, explored, developed, operated, maintained or used.
(viii)    Documents. To the best of Encana’s knowledge upon commercially reasonable inquiry, (a) all Basic Contracts are listed on Section 6.2(viii) of the Disclosure Statement of the C&E Agreement; (b) Encana has furnished or made available to NWN GR accurate and complete copies of all Basic Contracts; (c) all Basic Contracts are in full force and effect and are the valid and legally binding obligations of the parties to the Basic Contracts and are enforceable in accordance with their respective terms; (d) no default, event of default, or other similar condition or event (however described) exists or, with the lapse of time or the giving of notice, or both, would exist for any Basic Contracts; and (e) the execution and delivery of this Amendment and the consummation of the transactions contemplated by this Amendment will not result in a breach of, constitute a default under, or result in a violation of the provisions of any Basic Contract to which Encana is a party or any overriding royalty agreement applicable to those lands subject to the Leases.
(ix)    Compliance with Laws. Except as disclosed in Section 6.2(ix) of the Disclosure Statement of the C&E Agreement, and to the best of Encana’s knowledge based upon commercially reasonable inquiry, (a) the Leasehold Interests have been and are being owned and operated, in all material respects, in accordance with all applicable laws, rules and regulations (including Environmental Laws) of all Governmental Authorities having or asserting jurisdiction relating to the Leasehold Interests or to the ownership and operation of the Leasehold Interests, and (b) Encana has obtained and is and has been in compliance in all material respects with all licenses, approvals and permits required under any such laws, and all licenses, approvals and permits are in full force and effect (including those relating to past or present treatment, storage, disposal or release of a Hazardous Substance into the environment).
(x)    No Casualties. During the last twelve (12) months, no Casualty Defect adversely affecting (a) the operation of the Leasehold Interests or (b) the ability of Encana to perform Encana’s obligations under this Amendment and the Adjustment Assignments and Stipulations of Interest made pursuant to Section 3.3 of this Amendment has occurred.
(xi)    ORRI Amendments. The overriding royalty agreements affecting the Leases that were subject to that certain Amendment of Assignments of Overriding Royalty Interests dated June 1, 2000 have been made subject to an amendment in the identical form to that certain Second Amendment of Assignments of Overriding Royalty Interest between Encana and Joseph J. Scott Trust dated December 27, 2010.
The representations and warranties provided in this Section 6 shall in no event be deemed waived or made ineffective by reason of NWN GR’s opportunity for or results from conducting due diligence prior to the execution of this Amendment.
Section 7.ADDITIONAL COVENANTS, TERMS AND CONDITIONS
7.1    As further described in the schedule attached as Exhibit C, Encana has undertaken to complete tube lowering projects in all Carry Wells and all Existing Wells. Encana covenants to complete or cause to be completed these projects according to the schedule in Exhibit C; provided, however, that Encana shall be entitled to forego particular projects if, in its reasonable judgment, operational difficulties would likely prevent such projects from being economically prudent.
7.2    For clarification of Section 13(ii) of the C&E Agreement, if and when Encana identifies a party to whom Encana desires to sell all or substantially all of its interest in the Property, the Updip Area, or the Downdip Area, which buyer is ready willing and able to make such purchase, Encana shall promptly give notice to NWN GR, with full information about the identity of the prospective buyer and all the material terms of the proposed transaction. NWN GR shall have seven (7) days after delivery of such notice to determine whether it desires to sell its interests in the Property, the Updip Area, or the Downdip Area, in each case under the same terms and conditions. If NWN GR notifies Encana that it desires to sell its interests, then Encana shall make good faith efforts to market to the potential buyer NWN GR’s interests in the transaction on the same terms and conditions, subject to NWN GR bearing its proportionate share of any costs associated with such marketing.
7.3    If (i) the BLM does not approve or revokes prior approvals of any federal assignment form concerning transfers operating rights under the C&E Agreement or this Amendment because such forms reference wells or wellbores and cannot be entered into the BLM’s computer database, and (ii) Encana and the BLM cannot identify a reasonable solution that would allow such forms referencing wells or wellbores to be approved or not revoked by the BLM, then Encana shall take all commercially reasonable steps to prepare and file federal assignment forms that can be approved by the BLM for all such unapproved or revoked assignments, provided that such forms shall not be construed to increase, decrease, or otherwise affect the scope of NWN GR’s interests in the Property. For the avoidance of doubt, any action by the BLM, or any ramification of such action, not to approve, or to revoke a prior approval of, or to purport to reject the filing of any federal assignment form on grounds that such form references wells or wellbores and cannot be entered into the BLM’s computer database (or substantially similar grounds) shall not be deemed a basis to conclude that Encana has failed to meet its obligations under any other provision of this Amendment or any provision of the C&E Agreement.
7.4    Notwithstanding anything to the contrary, the provisions of Section 5.15.1(vi) of this Amendment shall govern the assignment of the Marketing Agreement in connection with any disposition of interests in the Property.
7.5    Notwithstanding anything to the contrary in Article V.B and Article XVI.N of the Operating Agreement, Operator’s successor-in-interest shall be successor Operator unless Operator’s successor-in-interest and NWN GR agree otherwise.
Section 8.GAS GATHERING AND PROCESSING SERVICES, MARKETING
8.1    Provision of Services. The Amended Gathering Agreement and the Amended Processing Agreement replaced and superseded the Gathering Agreement and Processing Agreement, respectively, as of September 1, 2012. It is the Parties’ intention that under the terms and conditions of Section 8 of this Amendment any differences between the Gathering Agreement and the Amended Gathering Agreement (or, to the extent impacted by any such differences, a Successor Shipper Gas Gathering Agreement), on the one hand, and the Processing Agreement and the Amended Processing Agreement (or, to the extent impacted by any such differences, a Successor Shipper Gas Processing Agreement), on the other hand, shall not result in any changes to the fees and costs that NW Natural and NWN GR incur for Services or otherwise affect NW Natural and NWN’s GR’s rights in connection with Services. The Parties agree that, notwithstanding anything to the contrary in the C&E Agreement, for so long as the Marketing Agreement remains in effect, (a) NWN GR shall not incur any fees, costs, charges, payments, and penalties under the Amended Processing Agreement and shall not be entitled to receive any revenue for NGLs from NWN GR’s Gas, (b) as between Encana and NWN GR, the processing of NWN GR’s Gas under the Amended Processing Agreement shall be done in a manner such that NWN GR shall receive the same number of MMBtus of NWN GR’s Gas at the Redelivery Points as Encana delivered to the delivery points in the Amended Processing Agreement, and (c) NWN GR’s Gas shall be considered “Firm Capacity Gas” under the Amended Gathering Agreement and “Firm Receipts” under the Amended Processing Agreement. Encana represents and warrants to NWN GR that the fees and costs Encana invoiced to NW Natural and NWN GR for Services performed under Section 10 of the C&E Agreement from May 1, 2011 to the Effective Date did not exceed NW Natural and NWN GR’s share of fees and costs that would have been incurred under the Gathering Agreement.
8.2    Additional Indemnity of NWN GR by Encana. Encana shall RELEASE, DEFEND, PROTECT, INDEMNIFY, and HOLD HARMLESS NWN GR, its Affiliates, and all of their stockholders, officers, employees, directors, and agents from and against any fees, costs, charges, payments, penalties, losses and liabilities (collectively, “Loss”) arising at any time out of, in connection with or relating to (i) the Amended Gathering Agreement or a Successor Shipper Gas Gathering Agreement if and solely to the extent any such Loss exceeds the Loss NWN GR would have incurred under the Gathering Agreement, or (ii) the Amended Processing Agreement or a Successor Shipper Gas Processing Agreement if and solely to the extent any such Loss exceeds the Loss NWN GR would have incurred under the Processing Agreement; provided, however, that Encana shall not be responsible under this Section 8.2 for any Loss to the extent caused by amendments to the Amended Gathering Agreement or to the Amended Processing Agreement that are effectuated after the Effective Date in accordance with Section 10.5 of the C&E Agreement.
8.3    Section 10.4 of the C&E Agreement. Section 10.4 of the C&E Agreement shall be replaced in its entirety with the following:
10.4    Take-In-Kind Election. NWN GR shall have the right but not the obligation to take its Gas in-kind at the Redelivery Points pursuant to Article VI.G. of the Operating Agreement. If NWN GR makes an election to take its Gas in-kind, (i) the Marketing Agreement shall terminate, (ii) NWN GR shall be entitled to the same number of MMBtus of NWN GR’s Gas at the Redelivery Points as NWN GR delivered to the delivery points in its Successor Shipper Gas Processing Agreement and Encana shall remedy any MMBtu redelivery deficiency not remedied by the terms of NWN GR’s Successor Shipper Gas Processing Agreement, (iii) Encana shall elect under Section 16.4 of Appendix A to the Amended Gathering Agreement and Section 24.4 of the Amended Processing Agreement for NWN GR’s Gas to receive Services on a firm basis (including temporarily utilizing, if necessary, a portion of Encana’s firm rights) in NWN GR’s Successor Shipper Gas Gathering Agreement and Successor Shipper Gas Processing Agreement, and notwithstanding Paragraphs 2 and 3 of the Letter Agreement dated March 22, 2011 that first amended the C&E Agreement, the written notices regarding Successor Shipper MDQ and Successor Shipper Plant Capacity shall, unless NWN GR and Encana agree otherwise prior to executing such notices, set both the “per Day” quantity and the “per Gas Day” quantity, respectively, at the smaller of the following: (a) 48,000 Mcf, or (b) the Maximum Projected Daily Production multiplied by one hundred and five percent (105%), (iv) NWN GR shall remit to Encana any revenue received for NGLs from NWN GR’s Gas, less any fees, costs, charges, payments, and penalties charged under NWN GR’s Successor Shipper Gas Processing Agreement and any taxes incurred by NWN GR on such revenue, (v) Encana shall be responsible for making any necessary elections with respect to NGLs from NWN GR’s Gas under NWN GR’s Successor Shipper Gas Processing Agreement and the necessary arrangements to dispose of NGLs from NWN GR’s Gas at the NGL Delivery Point (as defined in the Amended Processing Agreement), and (vi) NWN GR shall be responsible for making the necessary arrangements to dispose of NWN GR’s Gas at the Redelivery Points.
Section 9.TAX MATTERS
9.1    Characterization of this Amendment for Tax Purposes. Based on the applicable law that the Parties have determined applies to the C&E Agreement, as amended by this Amendment, the Parties agree to characterize for all Tax purposes, including without limitation for all federal, state and local income Tax purposes, the adjustments, changes and actions effected pursuant to the terms of this Amendment as follows:
(i)    the adjustment of the Parties’ interests in the Property pursuant to the assignments described in Section 3.3 of this Amendment shall be treated as an adjustment, effective as of the effective date of the Adjustment Assignments and Stipulations of Interest, to the Parties’ interests in the Tax Partnership and their distributive shares of the profits and losses of, and distributions from, the Tax Partnership to more accurately reflect the relative values of assets contributed to the Tax Partnership by each of them;
(ii)    such adjustment and assignments shall not be treated as a distribution of property from or a contribution of property to the Tax Partnership; and
(iii)    such adjustment and assignments do not constitute, and shall not be treated as, a sale, transfer, exchange or other disposition, within the meaning of Section 1001 of the Code or otherwise, of an interest in the Property, an interest in Tax Partnership capital or profits, or an interest in any other property (collectively with the foregoing characterizations for Tax purposes, the “Tax Positions”).
Consistent with the Tax Positions, and pursuant to Treasury Regulation Section

1.704-1(b)(2)(4)(f) and Section 9.1 of Exhibit G to the Operating Agreement, the Parties agree that Encana’s FMV capital account shall be adjusted, effective as of the date of the first contribution to the Tax Partnership by NWN GR’s predecessor pursuant to the C&E Agreement, to equal an agreed upon fair market value as of that date of $207,330,935.
9.2    Consistent Reporting by the Parties. The Parties agree that they will prepare or cause to be prepared their federal and applicable state and local income Tax Returns in a manner consistent with the Tax Positions. In the event of a dispute regarding the Tax treatment of such matters, neither Party will take a position inconsistent with the Tax Positions unless the Parties mutually agree in writing or unless otherwise required pursuant to a final determination of a Tax authority in accordance with this Amendment.
9.3    Transfer Taxes. The Parties anticipate that there should not be any transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement and the Parties shall reasonably cooperate to minimize and reduce any such Taxes, provided that if there are any transfer Taxes that are owing, such transfer Taxes shall be borne equally by NWN GR and Encana.
9.4    Ad Valorem and Property Taxes. All ad valorem and property Taxes and similar obligations with respect to the additional interests granted to NWN GR pursuant to Section 3.3 of this Amendment for the tax period in which April 1, 2014 occurs shall be apportioned between NWN GR and Encana as of April 1, 2014. Such Taxes shall be prorated on a daily basis with respect to the additional interests granted to NWN GR pursuant to Section 3.3 of this Amendment, with NWN GR liable for the portion allocated to such additional interests for the period from and after April 1, 2014 and Encana liable for the portion allocated to such additional interests for the period before April 1, 2014.
9.5    Agreement to Cooperate. Each Party agrees to furnish or cause to be furnished to the other Party, upon request, as promptly as practical, such information and assistance (including access to books and records) to enable such other Party to comply with its obligations under this Agreement and with its Tax reporting and payment obligations pertaining to the transactions contemplated by this Amendment. Each Party further agrees to notify the other Party promptly in the event of a dispute with a Tax authority regarding the treatment of any transaction under this Amendment and to reasonably cooperate with the other Party in attempting to resolve such dispute in a manner consistent with the Tax Positions.
9.6    Tax Advice. Each Party has received independent Tax advice from advisors of such Party’s choice with respect to the advisability of entering into this Amendment. Neither the Parties nor the partners, shareholders, members, agents, officers, directors, employees, Affiliates, or consultants of either Party has made any representations regarding the Tax consequences of this Amendment, and neither Party has relied upon the other Party, or the partners, shareholders, members, agents, officers, directors, employees, Affiliates, or consultants of such other Party in making its decision to enter into this Amendment.
Section 10.NOTICES
All notices and communications required or permitted under this Amendment shall be in writing addressed as indicated below, and any communication or delivery made pursuant to this Amendment shall be deemed to have been duly delivered upon the earliest of: (i) actual receipt by the Party to be notified; (ii) three days after deposit with the U.S. Postal Service, certified mail, postage prepaid, return receipt requested; (iii) if by facsimile transmission, upon written confirmation of receipt by the receiving Party; or (iv) two days after deposit with Federal Express overnight delivery (or other reputable overnight delivery service), postage prepaid, return receipt requested. Addresses for all such notices and communication shall be as follows:

To Encana:        Encana Oil & Gas (USA) Inc.
370 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Director of Western Land Division
Fax: 720.876.4551

With a copy of all notices to:

Encana Oil & Gas (USA) Inc.
370 17th Street, Suite 1700
Denver, Colorado 80202
Attention: Debbie Nichols
Fax: 720.876.6009

To NWN GR:        NWN Gas Reserves LLC
220 NW Second Avenue
Portland, Oregon 97209-3991
Attention: Randolph Friedman, Director, Gas Supply
Fax:    503.220.2584

With a copy of all notices to:

Northwest Natural Gas Company
220 NW Second Avenue
Portland, Oregon 97209-3991
Attention: MardiLyn Saathoff
Fax:    503.220.2584

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

Section 11.ENTIRE AGREEMENT
This Amendment and the exhibits to this Amendment contain the entire agreement of the Parties with respect to this Second Amendment to Carry and Earning Agreement and supersede all previous agreements or communications between the Parties, verbal or written, with respect to the subject matter of this Amendment.
Section 12.GOVERNING LAW; VENUE FOR DISPUTES
This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Wyoming, without reference to its conflicts of laws provisions.
Section 13.AMENDMENTS; WAIVER
No amendments or other modifications or changes to this Amendment shall be effective or binding on either Party unless the same shall be in a writing executed by both Parties. No waiver by either Party of any one or more defaults by the other in the performance of this Amendment shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature.
Section 14.PUBLIC ANNOUNCEMENTS
Unless otherwise agreed or required by law as determined either Party, neither Party shall make any public announcement or statement with respect to this Amendment or the transactions contemplated by this Amendment without the consent of the other Party, provided that the non-announcing Party shall be afforded an opportunity to review and comment upon any required public announcement or statement prior to the announcement or statement being made. A Party shall obtain the consent of the other Party prior to including such other Party’s name in a press release issued at any time.
Section 15.SEVERABILITY
If a court of competent jurisdiction determines that any clause or provision of this Amendment is void, illegal, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Amendment shall remain in full force and effect, and the clauses or provisions that are determined to be void, illegal, unenforceable or unconscionable shall be deemed severed from this Amendment as if this Amendment had been executed with the invalid provisions eliminated; provided, however, that notwithstanding the foregoing, if the removal of such provisions destroys the legitimate purposes of this Amendment, then this Amendment shall no longer be of any force or effect. The Parties shall negotiate in good faith for any required modifications to this Amendment required as a result of this provision.
Section 16.MUTUALITY
The Parties acknowledge and declare that this Amendment is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Amendment, there shall be no presumption that this instrument was prepared solely by either Party.
Section 17.WAIVER OF SPECIFIED DAMAGES
FOR THE AVOIDANCE OF DOUBT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTY FROM ITS OWN EXEMPLARY, PUNITIVE, REMOTE OR SPECULATIVE DAMAGES OR ANY OTHER DAMAGES THAT ARISE SOLELY FROM THE SPECIAL CIRCUMSTANCES OF THE PARTY WHICH MAY NOT HAVE BEEN COMMUNICATED TO THE OTHER PARTY RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH DAMAGE WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.
Section 18.FURTHER ASSURANCES
The Parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Amendment and under any document or other instrument delivered pursuant to this Amendment.
Section 19.RULES OF CONSTRUCTION; CONFLICTS
19.1    The headings of the articles and sections of this Amendment are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Amendment. All references in this Amendment to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Amendment unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. Unless the context otherwise requires, “including” and its grammatical variations mean “including without limitation”; “or” is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references in this Amendment to any instrument or agreement refer to such instrument or agreement as it may be from time to time amended or supplemented; and references in this Amendment to any Person include such Person’s successors and assigns. All references in this Amendment to exhibits refer to exhibits attached to this Amendment unless expressly provided otherwise. This Amendment has been drafted with the joint participation of Encana and NWN GR and shall be construed neither against nor in favor of either such Party but in accordance with the fair meaning thereof.
19.2    If there is any conflict between the C&E Agreement or the Operating Agreement and this Amendment, this Amendment shall control. Those sections of the C&E Agreement and the Operating Agreement that govern the Parties’ respective rights and obligations regarding the Leasehold Interests assigned to NWN GR pursuant to Section 3 of the C&E Agreement and Section 3.2 of this Amendment govern the Parties’ respective rights and obligations regarding the Leasehold Interests assigned to NWN GR pursuant to Section 3.3 of this Amendment except as expressly set forth otherwise in Section 3.3 of this Amendment. Except as modified by this Amendment, the C&E Agreement and the Operating Agreement remain in full force and effect. From and after the Effective Date of this Amendment, this Amendment shall be considered part of the C&E Agreement.
Section 20.COUNTERPART EXECUTION
This Amendment may be executed by signing an original or a counterpart thereof. If this Amendment is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument.
This Amendment is executed and effective as of the Effective Date.

Encana: Encana Oil & Gas (USA) Inc., acting by and through its authorized agent, Encana Services Company Ltd. By: _________________________ ___________________ ___________________	NWN GR: NWN Gas Reserves LLC By: _________________________ ___________________ ___________________

75490936.30 0055570-00356

Exhibit A

Attached to and made a part of that Second Amendment to Carry and Earning Agreement dated and effective as of March 7, 2014, by and between
Encana Oil & Gas (USA) Inc. and NWN Gas Reserves LLC

Property

Updip Area:     Township 29 North, Range 108 West of the 6th P.M.

Section 32: All
Section 33: All
Section 34: All

Downdip Area: Township 29 North, Range 108 West of the 6th P.M.

Section 9: All
Section 10: All
Section 11: SW/4
Section 14: All
Section 15: All
Section 16: All
Section 17: All

All within Sublette County, Wyoming.

Second Amendment to Carry and Earning Agreement – Exhibit A
75490936.30 0055570-00356

Downdip Area
Updip Area
29N 108W
28N 108W

Exhibit "A"

Sublette County, Wyoming

Encana Leasehold

Existing Well

Downdip Area:

Township 29 North-Range 108 West

Section 9: ALL

Section 10: ALL

Section 11: SW/4

Section 14: ALL

Section 15: ALL

Section 16: ALL

Section 17: ALL

Updip Area:

Township 29 North-Range 108 West

Section 32: ALL

Section 33: ALL

Section 34: ALL

Second Amendment to Carry and Earning Agreement – Exhibit A
75490936.30 0055570-00356